Exhibit 4.3
THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF JUNE 22, 2020 (AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”), BY AND AMONG SILICON VALLEY BANK, THE COMPANY AND HOLDER (EACH AS DEFINED BELOW); AND THE HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.
NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.
ZIPRECRUITER, INC.
FORM OF CONVERTIBLE PROMISSORY NOTE

Note No.: [●]
$[●]	Made as of [●]
Subject to the terms and conditions of this Convertible Promissory Note (this “Note”), for value received, ZipRecruiter, Inc., a Delaware corporation (the “Company”), with principal executive offices at 604 Arizona Avenue, Santa Monica, CA 90401, hereby promises to pay to the order of [●] or registered assigns (“Holder”), the principal sum of [●] Dollars ($[●]), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the Applicable Rate (as defined below). Interest shall begin to accrue on the date of this Note and shall continue to accrue on the outstanding principal until the entire Balance is paid (or converted, as provided in Section 6), and shall be computed based on the actual number of days elapsed and on a year of 365 days, compounded annually.
This Note has been issued pursuant to that certain Note Purchase Agreement, dated as of June 22, 2020, by and among the Company, the original holder of this Note and certain other investors (the “Purchase Agreement”) and is subject to the provisions of the Purchase Agreement. The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees.
1.DEFINITIONS. The following definitions shall apply for purposes of this Note.
“Actual Conversion Amount” means all (or if permitted by the terms of this Note, a lesser portion) of the Balance actually converted into Conversion Stock pursuant to Section 6.1, 6.2, 6.3 or 6.4 as applicable, on an Actual Conversion Date, including, if accrued interest and expenses convert pursuant to the terms of this Note, interest and expenses accrued through such Actual Conversion Date and actually converted into Conversion Stock.
“Actual Conversion Date” means a date on which all (or if permitted by this Note, a lesser portion) of the Balance of this Note is converted pursuant to Section 6.1, 6.2, 6.3 or 6.4 as applicable.
“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act.
“Applicable Rate” means a rate equal to the lower of: (a) 2.5% per annum for the two-year period following the Initial Closing (as defined in the Purchase Agreement), compounded annually based on a 365-day year, provided, however, that the Applicable Rate shall increase by 0.5% to 3.0% per annum on the two-year anniversary of the Initial Closing and shall further increase by an additional 0.5% on each six-month anniversary thereafter; and (b) the Highest Lawful Rate.
“Balance” means, at the applicable time, the sum of all then outstanding Principal Balance, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.
“Business Day” means a weekday on which banks are open for general banking business in Los Angeles, California.
“Change of Control” means a “Deemed Liquidation Event” as such term is defined in the Company’s Certificate of Incorporation.
“Common Stock” means the common stock of the Company, par value $0.00001 per share.
“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.
“Conversion Price” means:
(a)in the case of a conversion in connection with the Qualified Financing in accordance with Section 6.1, an amount equal to the lower of (i) 75% of the Qualified Financing Price and (ii) the Series B Price Per Share;
(b)in the case of a conversion in connection with a Nonqualified Financing in accordance with Section 6.2, an amount equal to the lower of (i) 75% of the Nonqualified Financing Price and (ii) the Series B Price Per Share;
(c)in the case of a conversion in connection with the Maturity Date Conversion in accordance with Section 6.3, an amount equal to 80% of the Series B Price Per Share;
(d)in the case of a conversion in connection with a Change of Control in accordance with Section 6.4, an amount equal to the lower of (i) 75% of the total aggregate consideration to be paid for each share of the Company’s capital stock on an as-converted to Common Stock basis (including any earn-out amounts), as determined by the Board in good faith and (ii) the Series B Price Per Share;
(e)in the case of a conversion in connection with a Qualified IPO in accordance with Section 6.4, an amount equal to the lower of (i) 75% of the per share offering price of the Common Stock in such Qualified IPO and (ii) the Series B Price Per Share; and
(f)in the case of a conversion in connection with a Direct Listing in accordance with Section 6.4, an amount equal to the lower of (i) 75% of the volume-weighted average price of the Common Stock on the first trading day following such listing as reported by Bloomberg L.P. and (ii) the Series B Price Per Share.
“Conversion Stock” means:
(a)in the case of conversion pursuant to Section 6.1, a new series of Preferred Stock having identical rights, privileges, preferences and restrictions as the Preferred Stock sold by the Company in the Qualified Financing, other than with respect to (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price and (ii) the basis for any dividend rights, which will be based on the Conversion Price;
(b)in the case of conversion pursuant to Section 6.2, a new series of Preferred Stock having identical rights, privileges, preferences and restrictions as the Preferred Stock sold by the Company in the Nonqualified Financing, other than with respect to (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price and (ii) the basis for any dividend rights, which will be based on the Conversion Price;
(c)the Series B-1 Preferred Stock in the case of the Maturity Date Conversion;
(d)Common Stock in the case of conversion in connection with a Liquidity Event.
The number and character of shares of Conversion Stock are subject to adjustment as provided in this Note and the term “Conversion Stock” shall include the stock and other securities and property that are, on an Actual Conversion Date, receivable or issuable upon such conversion of this Note in accordance with its terms.
“Direct Listing” means the registration of shares of existing capital stock of the Company for resale on a major U.S. based stock exchange such as the New York Stock Exchange (“NYSE”) or The Nasdaq Stock Market LLC (“Nasdaq”) not pursuant to an underwritten public offering.
“Event of Default” has the meaning set forth in Section 5.
“Financing Document” has the meaning set forth for such term in Section 1 of the Purchase Agreement.
“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.
“Liquidity Event” means a Change of Control, Qualified IPO or Direct Listing.
“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.
“Majority Holders” has the meaning set forth for such term in Section 7.8 of the Purchase Agreement.
“Maturity Date” means the earlier of (a) 36 months from the date of the Purchase Agreement or (b) the time at which the Balance of this Note is due and payable upon an Event of Default; provided, that, that if the Event of Default is cured as permitted in this Note, then the Maturity Date shall not thereafter be deemed to have occurred with regard to such Event of Default under this clause (b).

“Nonqualified Financing” means the Company’s sale of shares of its preferred stock in an equity financing for the primary purpose of raising working capital that does not constitute a Qualified Financing.
“Nonqualified Financing Closing” means the initial closing of the Nonqualified Financing.
“Nonqualified Financing Price” means the per-share selling price of Conversion Stock sold by the Company in the Nonqualified Financing for new cash investment.
“Notes” means a series of convertible promissory notes aggregating up to $35,000,000.00 in original principal amount issued under the Purchase Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.
“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.
“Principal Balance” means, at the applicable time, all the then outstanding principal of this Note.
“Qualified Financing” means the Company’s next sale of its preferred stock in a single transaction or a series of related transactions in each case occurring on or before the Maturity Date, for an aggregate gross purchase price paid to the Company of no less than Forty Million Dollars ($40,000,000.00) (excluding the principal amount of and accrued interest or any other amounts owing on all Notes and all other outstanding convertible promissory notes, SAFEs and other convertible instruments of the Company that are converted into Conversion Stock in such sale) and with the principal purpose of raising capital.
“Qualified Financing Closing” means the initial closing of the Qualified Financing.
“Qualified Financing Price” means the per-share selling price of Conversion Stock sold by the Company in the Qualified Financing for new cash investment.
“Qualified IPO” means the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in gross proceeds to the Company (before underwriting discounts, commissions or fees) of at least $50,000,000 and following which the Common Stock is listed for trading on a major U.S. based stock exchange such as the NYSE or Nasdaq.
“Securities Act” means the Securities Act of 1933, as amended.
“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.00001 per share.
“Series B Price Per Share” means $8.2909 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s Series B Preferred Stock.
“Series B-1 Preferred Stock” means a newly created series of the Company’s Preferred Stock having the identical rights, privileges, preferences and restrictions as the Series B Preferred Stock other than with respect to (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price and (ii) the basis for any dividend rights, which will be based on the Conversion Price.

2.PAYMENT AT MATURITY DATE; INTEREST.
2.1Payment at Maturity Date. If this Note has not been previously converted (as provided in Section 6), then, upon the election of the Majority Holders, the Balance shall be due and payable in full on or after the Maturity Date.
2.2Payment of Interest. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. Any interest payable hereunder may be paid by the Company by setting off against fees owed to the Company by Holder for services rendered, subject to the Company’s prior written notice of such setting off, which written notice shall include the amount of interest set off and the invoice number of the fees due to the Company that will be set off. The Company shall also provide Holder with an updated invoice reflecting the new outstanding balance after such setting off.
3.NO PREPAYMENT. Except with regard to the conversion of this Note under Section 6, the Company may not pay any Balance of this Note before it becomes due without the prior written consent of the Majority Holders.
4.NOTES PARI PASSU; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to Section 6 and the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of Principal Balance until all Principal Balance has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that are in either case in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company. The Notes shall be subordinated to all Bank Indebtedness (as defined in the Purchase Agreement).
5.EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:
(a)the Company fails to make any payment when due under this Note on the applicable due date;
(b)a receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation;
(c)the Company otherwise materially breaches this Note or any other Financing Document and does not cure such breach within 20 days after written notice thereof has been given by or on behalf of Holder to the Company; or

(d)the Company’s Board of Directors and the requisite stockholders adopt a resolution that validly approves the liquidation, dissolution or winding up of the Company.
Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 5(b), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 5(b), become immediately due and payable upon written notice by or on behalf of the affected Holder(s) to the Company but only if such notice is given with the prior written consent of the Majority Holders. Notwithstanding any other provision of this Note, or of the other Financing Documents, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note and the other Financing Documents only in concert with all other holders of outstanding Notes as provided in the Financing Documents and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by the Majority Holders.
6.CONVERSION.
6.1Conversion in Qualified Financing. If the Company has not paid the entire Balance before the Qualified Financing Closing, then, at the Qualified Financing Closing, the entire Balance then outstanding shall automatically be cancelled and converted into that number of shares of Conversion Stock obtained by dividing (a) the entire Balance by (b) the Conversion Price then in effect, rounded down to the nearest whole number of shares. Such conversion shall be deemed to occur under this Section 6.1 as of immediately prior to the Qualified Financing Closing, without regard to whether Holder has then delivered to the Company this Note (or the Lost Note Documentation where applicable) or executed any other documents including, if applicable, the investors’ rights, co-sale, voting or other agreements, required to be executed by the investors purchasing the Conversion Stock in the Qualified Financing (the “Qualified Financing Documents”). Holder shall thereupon receive all of the rights, preferences and privileges granted to other investors generally in the Qualified Financing; provided, that, Holder shall be required to execute the Qualified Financing Documents. The holders of Conversion Stock shall vote together with the holders of the newly-created series of Preferred Stock issued in the Qualified Financing on all matters in which such series of Preferred Stock votes as a separate series (or by written consent in lieu of meeting) and otherwise the holders of the Conversion Stock will not have any separate voting rights voting as a separate series.
6.2Optional Conversion in Nonqualified Financing. If, prior to the earlier of (i) a Change of Control or (ii) the Maturity Date, the Company consummates a Nonqualified Financing, then, at the Nonqualified Financing Closing, the entire Balance then outstanding may be cancelled and converted, upon the election of the Majority Holders, into that number of shares of Conversion Stock obtained by dividing (a) the entire Balance by (b) the Conversion Price then in effect, rounded down to the nearest whole number of shares. The Company shall provide Holder with at least twenty (20) days prior notice of any contemplated Nonqualified Financing Closing. In connection with a conversion pursuant to this Section 6.2, Holder shall deliver to the Company this Note (or the Lost Note Documentation where applicable) and will execute and deliver to the Company at the Nonqualified Financing Closing any other documents including, if applicable, the investors’ rights, co-sale, voting or other agreements, required to be executed by the investors purchasing the Conversion Stock in the Nonqualified Financing (the “Nonqualified Financing Documents”). Holder shall thereupon receive all of the rights, preferences and privileges granted to other investors generally in the Nonqualified Financing. The holders of Conversion Stock shall vote together with the holders of the newly-created series of Preferred Stock issued in the Nonqualified Financing on all matters in which such series of

Preferred Stock votes as a separate series (or by written consent in lieu of meeting) and otherwise the holders of the Conversion Stock will not have any separate voting rights voting as a separate series.
6.3Optional Conversion after Maturity Date. If this Note has not been previously repaid (as provided in Section 2) or previously converted (as provided in Section 6), then, upon the election of the Majority Holders, the Balance then outstanding may be cancelled and converted into that number of shares of Conversion Stock obtained by dividing (a) the entire Balance by (b) the Conversion Price then in effect, rounded down to the nearest whole number of shares. In connection with a conversion pursuant to this Section 6.3 (the “Maturity Date Conversion”), Holder shall deliver to the Company on the conversion date, any other documents including, if applicable, the investors’ rights, co-sale, voting or other agreements, required to be executed by the investors purchasing the Conversion Stock in the Maturity Date Conversion (the “Maturity Date Conversion Documents”). Holder shall thereupon receive all of the rights, preferences and privileges granted to the holders of Series B-1 Preferred Stock which will be identical to rights, privileges, preferences and restrictions as the Series B Preferred Stock other than with respect to (i) the per share liquidation preference and the conversion price for purposes of price-based ani-dilution protection shall equal the Conversion Price and (ii) the per share dividend, which will be the same percentage of the Conversion Price as applied to determine the per share dividend of the Series B Preferred Stock. The holders of Series B-1 Preferred Stock shall vote together with the holders of Series B Preferred stock on all matters in which the Series B Preferred Stock votes as a separate series (or by written consent in lieu of meeting) and otherwise the holders of Series B-1 Preferred Stock will not have any separate voting rights voting as a separate series.
6.4Conversion Upon Liquidity Event. If at any time before payment or conversion of the entire Balance, the Company effects a Liquidity Event, the entire Balance then outstanding shall automatically be cancelled and converted into that number of shares of Conversion Stock obtained by dividing (a) the entire Balance by (b) the Conversion Price then in effect, rounded down to the nearest whole number of shares. Such conversion shall be deemed to occur under this Section 6.4 as of immediately prior to the consummation of the Liquidity Event (or in the case of a Direct Listing, immediately following the close of the first trading day of such Direct Listing), without regard to whether Holder has then delivered to the Company this Note (or the Lost Note Documentation where applicable) or executed any other documents including, if applicable, any stockholder agreements, market-standoff agreements or other agreements, required to be executed by the investors in the Liquidity Event (the “Liquidity Event Documents”); provided, that, Holder shall be required to execute the Liquidity Event Documents, as applicable.
6.5Termination of Rights. Except for the right to obtain certificates representing the Conversion Stock under Section 7, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance of the Note as provided in Section 6.1, 6.2, 6.3 or 6.4, whichever is applicable. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after conversion. In any event, Holder shall not be entitled to receive any stock certificates representing the shares of Conversion Stock issuable upon conversion of this Note unless and until Holder has surrendered the original of this Note (or Lost Note Documentation where applicable) and executed and delivered to the Company the Qualified Financing Documents, Nonqualified Financing Documents, Maturity Date Conversion Documents or Liquidity Event Documents, as applicable.
7.CERTIFICATES; NO FRACTIONAL SHARES. Subject to Section 6.5, as soon as practicable after conversion of this Note pursuant to Section 6.1, 6.2, 6.3 or 6.4, as applicable, the Company at its expense will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation and Bylaws and by any agreement between the Company and Holder), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note (and after aggregating the amounts of all other Notes held by Holder which are converted at the same time as this Note), a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.
8.ADJUSTMENT PROVISIONS. So long as any of the Balance of this Note remains outstanding and the conversion right under Section 6 has not terminated, the number and character of shares of Conversion Stock issuable upon conversion of this Note upon an Actual Conversion Date and, to the extent set forth in this Section 8, the Conversion Price therefor, are each subject to adjustment upon each occurrence of an adjustment event described in Sections 8.1 through 8.4 occurring between the date this Note is issued and such Actual Conversion Date.
8.1Adjustment for Stock Splits and Stock Dividends. The Conversion Price and the number of shares of Conversion Stock shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Conversion Stock without the payment of consideration to the Company therefor at any time before an Actual Conversion Date.
8.2Adjustment for Other Dividends and Distributions. If the Company shall make or issue, or shall fix a record date for the determination of eligible holders of its capital stock entitled to receive, a dividend or other distribution payable with respect to the Conversion Stock that is payable in securities of the Company (other than issuances with respect to which adjustment is made under Sections 8.1 or 8.3), or in assets (other than cash dividends) (each, a “Dividend Event”), and such dividend or other distribution is actually made, then, and in each such case, Holder, upon conversion of an Actual Conversion Amount at any time after such Dividend Event, shall receive, in addition to the Conversion Stock issuable upon such conversion of the Note, the securities or other assets that would have been issuable to Holder had Holder, immediately prior to such Dividend Event, converted such Actual Conversion Amount into Conversion Stock.
8.3Conversion of Stock. In each case where (a) all the outstanding Conversion Stock is converted, pursuant to the terms of the Company’s Certificate of Incorporation, into Common Stock or other securities or property, or (b) the Conversion Stock otherwise ceases to exist or to be authorized under the Company’s Certificate of Incorporation (each a “Stock Event”), then Holder, upon conversion of this Note at any time after such Stock Event, shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon conversion of this Note immediately prior to such Stock Event, the stock and other securities and property that Holder would have been entitled to receive upon the Stock Event, if immediately prior to such Stock Event, Holder had converted the Actual Conversion Amount into Conversion Stock.
8.4Notice of Adjustments. The Company shall promptly give written notice of each adjustment of the Conversion Price or the number or type of shares of Conversion Stock or other securities or property issuable upon conversion of this Note that is required under this Section 8. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

8.5No Change Necessary. The form of this Note may, but need not, be changed because of any adjustment in the Conversion Price or in the number or type of shares of Conversion Stock issuable upon its conversion, upon the written request and at the expense of Holder.
8.6Reservation of Stock. If the number of shares of Conversion Stock or other securities authorized and reserved for issuance upon conversion of this Note shall not be sufficient to effect the conversion of the Balance of this Note, then the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Note as shall be sufficient for such purpose.
9.PROVISIONS RELATING TO STOCKHOLDERS RIGHTS.
9.1Rights as Investor. Upon conversion of the Balance in connection with (a) the Qualified Financing and execution and delivery to the Company of the Qualified Financing Documents, Holder shall be entitled to the rights and be subject to all other obligations of the investors generally in the Conversion Stock issued in the Qualified Financing, (b) the Nonqualified Financing and execution and delivery to the Company of the Nonqualified Financing Documents, Holder shall be entitled to the rights and be subject to all other obligations of the investors generally in the Conversion Stock issued in the Nonqualified Financing, (c) the Maturity Date Conversion and execution and delivery to the Company of the Maturity Date Conversion Documents, Holder shall be entitled to the rights and be subject to all other obligations of the holders of Series B-1 Preferred Stock issued in such Maturity Date Conversion and (d) a Liquidity Event and execution and delivery to the Company of the Liquidity Event Documents, Holder shall be entitled to the rights and be subject to all other obligations of the holders of Common Stock.
9.2“Market Stand-Off” Agreement. Holder hereby agrees that Holder shall be bound by the market stand-off provisions contained in Section 2.11 of that certain Amended and Restated Investors Rights Agreement by and among the Company and the investors listed on Schedule A thereto, as may be amended from time to time.
9.3No Voting or Other Rights. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Note is actually converted into shares of the Company’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Stock, no provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.
10.REPRESENTATIONS AND WARRANTIES OF HOLDER. In order to induce the Company to enter into the Financing Documents and issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Purchase Agreement.
11.SUBORDINATION. This Note shall be subject to the subordination provisions contained in Section 5 of the Purchase Agreement.

12.GENERAL PROVISIONS.
12.1Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.
12.2Attorneys’ Fees. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.
12.3Transfer. Other than a transfer in accordance with Section 4.9 of the Purchase Agreement, neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note and the other Financing Documents shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.
12.4Governing Law. This Note shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within the State of California, without reference to principles of conflict of laws or choice of laws.
12.5Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.
12.6Notices. Unless otherwise provided herein, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or three (3) Business Days after deposit with an international express overnight air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; (c) four (4) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries; or (d) , when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, in each case when such writing is addressed to the party to be notified at the address indicated for such party in Section 7.6 of the Purchase Agreement, or at such other address as any party hereto may designate for itself to receive notices by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section. For purposes of this Section 12.6, a “business day” means a weekday on which banks are open for general banking business in Los Angeles, California.
12.7Amendments and Waivers. This Note and all other Notes issued under the Purchase Agreement may be amended and provisions may be waived by the Majority Holders and the Company as provided in Section 7.8 of the Purchase Agreement. Any amendment or waiver effected in accordance with Section 7.8 of the Purchase Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Company.
12.8Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be signed in its name as of the date first written above.

THE COMPANY:

ZIPRECRUITER, INC.

By:

	Name:	Ian Siegel

	Title:	Chief Executive Officer

AGREED AND ACKNOWLEDGED:

HOLDER:

[●]

By:

Name:

Title:
[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE OF ZIPRECRUITER, INC.]